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Exhibit 2

AGREEMENT AND PLAN OF MERGER

dated as of November 1, 2002

by and among

MB FINANCIAL, INC.

MB FINANCIAL ACQUISITION CORP II

and

SOUTH HOLLAND BANCORP, INC.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization, Standing and Authority	24
5.2	Authorized and Effective Agreement	24
5.3	Compliance with Laws	25
5.4	Legal Proceedings	25
5.5	Certain Information.	26
5.6	Financial Ability	26
5.7	Fairness Opinion	26
5.8	No Disqualification	26
ARTICLE VI COVENANTS
6.1	Reasonable Best Efforts.	26
6.2	Stockholders' Meeting.	26
6.3	Proxy Statement and Regulatory Matters	26
6.4	Investigation and Confidentiality	27
6.5	Press Releases	28
6.6	Certain Actions	28
6.7	Current Information	28
6.8	Officers' and Directors' Insurance; Indemnification	28
6.9	Benefit Plans.	30
6.10	Change in Control Agreements; Employment Agreement; and Deferred Compensation Plans	31
6.11	Litigation Matters.	31
6.12	Conforming Entries	31
6.13	Integration	32
6.14	Notification of Certain Matters	32
6.15	Failure to Fulfill Conditions	33
6.16	Tax Distribution Overpayment	33
6.17	No Tax Election	33
6.18	Post-Closing Tax Distribution	33
6.19	Additional Tax Distributions	33
6.20	Consistent Treatment	34
6.21	Tax Returns	34
6.22	Buyers Activities	34
6.23	Matters Concerning Governmental Entity Approvals	35
6.24	First Amendment and Termination Agreement	35
ARTICLE VII CONDITIONS PRECEDENT
7.1	Conditions Precedent—All Parties.	35
7.2	Conditions Precedent—Seller.	36
7.3	Conditions Precedent—Buyer and Merger Sub	36
ARTICLE VIII TERMINATION, WAIVER AND AMENDMENT
8.1	Termination.	37
8.2	Effect of Termination	38

ii

8.3	Non-Survival	38
8.4	Waiver	38
8.5	Amendment or Supplement	39
8.6	Break-Up Fee	39
8.7	Relief for Willful Breach; Specific Performance	39
ARTICLE IX MISCELLANEOUS
9.1	Expenses	39
9.2	Entire Agreement	39
9.3	No Assignment	39
9.4	Notices	39
9.5	Interpretation	41
9.6	Counterparts	41
9.7	Governing Law	41
9.8	Severability	41

iii

AGREEMENT AND PLAN OF MERGER

        Agreement and Plan of Merger ("Agreement") dated as of November 1, 2002, by and among MB Financial, Inc. ("Buyer"), a Maryland corporation, MB Financial Acquisition Corp II ("Merger Sub"), a newly formed Illinois corporation and wholly-owned, first-tier transitory subsidiary of Buyer, and South Holland Bancorp, Inc. ("Seller"), an Illinois corporation.

R E C I T A L S:

        WHEREAS, the Boards of Directors of Buyer and Seller have determined that it is in their respective best interests for Buyer to acquire Seller pursuant to the terms of this Agreement;

        WHEREAS, to effect the acquisition of Seller by Buyer, Merger Sub will be merged with and into Seller (the "Cash-Out Merger") pursuant to the plan of merger (the "Plan of Cash-Out Merger") set forth in Section 2.1 of this Agreement in accordance with Sections 11.05, 11.15, 11.20, 11.25, 11.40, 11.50, 11.65 and 11.70 of the Illinois Business Corporation Act (the "IBCA"), with Seller being the surviving corporation (the "Surviving Corporation"). After the Cash-Out Merger becomes effective (a) the Board of Directors of Buyer may adopt, by action of at least a majority of its entire membership, resolutions (the "Holding Company Merger Resolutions") approving the merger of the Surviving Corporation with and into Buyer (the "Holding Company Merger") and the terms and provisions thereof in accordance with Section 11.30 of the IBCA and Section 3-106 of the Maryland General Corporation Law ("MGCL") and (b) Buyer may cause articles of merger and a certificate of merger with respect to the Holding Company Merger to be properly executed and filed with the Secretary of State of the State of Illinois (the "Illinois Secretary") and the Department of Assessments and Taxation of the State of Maryland (the "Department"), respectively, to cause the Holding Company Merger to become effective. Following the consummation of the Holding Company Merger, all necessary corporate action may be taken to effect the merger (the "Bank Merger") of South Holland Trust & Savings Bank ("Seller Bank"), an Illinois charter non-member bank, with and into MB Financial Bank, N.A. ("Buyer Bank"), a national banking association. The Cash-Out Merger, the Holding Company Merger and the Bank Merger are sometimes hereinafter collectively referred to as the "Merger."

        WHEREAS, each of the Board of Directors of Buyer, Merger Sub and Seller has approved this Agreement by action of a majority or more of all of its members;

        WHEREAS, the Board of Directors of Buyer, acting on behalf of Buyer as the sole stockholder of Merger Sub, has, by action of a majority or more of all of its members, voted 100 shares of Merger Sub common stock, representing all of the outstanding shares of capital stock of Merger Sub, in favor of the approval of this Agreement;

        WHEREAS, as a material inducement and condition to Buyer's and Merger Sub's willingness to enter into this Agreement, Buyer and all of the directors of Seller and Seller Bank and their spouses have concurrently entered into voting agreements in the form attached hereto as Exhibit A (each a "Voting Agreement"); and

        WHEREAS, as a further material inducement and condition to Buyer's willingness to enter into this Agreement, Charles E. Waterman and Jeffrey S. Waterman, each principal stockholders of Seller, have each concurrently entered into a noncompetition agreement with Buyer which shall become effective at the Effective Time (as hereinafter defined) in the form attached hereto as Exhibits B and C, respectively.

        NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties (as defined in Article I) hereby agree as follows:

ARTICLE I
DEFINITIONS

        The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

        "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, the terms "controls," "controlled by" or "under common control" means (a) possession of 50% or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of 50% or more of any equity of the specified Person. Each officer and manager of the relevant company shall be treated as an "Affiliate" of one another for purposes of this definition.

        "Aggregate Merger Consideration" shall mean the aggregate cash consideration payable to stockholders of Seller, by virtue of the Cash-Out Merger, pursuant to Section 2.1(c)(ii) of this Agreement.

        "Agreed Upon Resolution" has the meaning set forth in Section 6.22 of this Agreement.

        "Agreement" means this Agreement as the same may be amended or modified in accordance with its terms.

        "Airplane Sale Agreement" means that certain Sale Agreement between Seller Bank and Charlie Whiskey, L.L.C., a Florida limited liability company relating to the sale of the airplane currently owned by Seller Bank, as Previously Disclosed.

        "Alternative Proposal" means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Entity with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing more than 20% of the voting power of, or any similar transaction involving, Seller or Seller Bank, but specifically excluding the transactions contemplated by this Agreement.

        "Articles of Merger" means the articles of merger to be filed with the Illinois Secretary with respect to the Cash-Out Merger.

        "Bank Merger" has the meaning set forth in the Recitals to this Agreement.

        "Buyer" has the meaning set forth in the preamble to this Agreement.

        "Buyer Advisor" means Sandler O'Neill & Partners LP.

        "Buyer Bank" has the meaning set forth in the Recitals to this Agreement.

        "Cash-Out Merger" has the meaning set forth in the Recitals of this Agreement.

        "Certificate" means any certificate which prior to the Effective Time represents shares of Seller Common Stock, other than certificates representing Treasury Stock or Dissenting Shares.

        "Change in Control Agreements" means the Special Bonus Agreements between Seller Bank, on the one hand, and each of the six individuals Previously Disclosed, on the other hand, dated in April, 2002, as Previously Disclosed.

        "Claim" has the meaning set forth in Section 6.8(b) of this Agreement.

        "Closing" means the closing of the Cash-Out Merger at a time and place mutually agreed by Buyer and Seller no later than thirty days following the satisfaction or waiver of all conditions set forth in Article VII of this Agreement, except those conditions which, by their terms, can only be satisfied by deliveries at the Closing; provided Closing shall be extended for up to (but not more than) thirty days to allow for the completion of the resolution process set forth in Section 6.16 of this Agreement.

        "Closing Date" means the date on which the Closing occurs.

        "COBRA" has the meaning set forth in Section 6.9(c) of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended, including its related regulations and revenue rulings.

        "Commissioner" means the Illinois Commissioner of Banks and Real Estate.

        "Confidentiality Agreement" has the meaning set forth in Section 6.4(b) of this Agreement.

        "Continuing Employees" has the meaning set forth in Section 6.9(b) of this Agreement.

        "CRA" means the Community Reinvestment Act.

        "Deferred Compensation Plans" means the Seller Director Fee Deferral Agreement between the Board of Directors of Seller and Seller as amended and restated effective January 1, 1997, the Seller Bank Director Fee Deferral Agreement between the Board of Directors of Seller Bank and Seller Bank as amended and restated effective January 1, 1997, the Seller Bank Deferred Compensation Plan made on July 1, 1999 by and between Seller Bank and Charles Waterman, the Seller Bank Deferred Compensation Plan made on July 1, 1999 by and between Seller Bank and Dan R. Ward, and the Seller Bank Deferred Compensation Plan made on July 1, 1999 by and between Seller Bank and Jeff Waterman.

        "Defined Benefit Plan" means any Seller Employee Plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

        "Department" has the meaning set forth in the Recitals to this Agreement.

        "Dissenting Shares" means any shares of Seller Common Stock whose holder becomes entitled to payment for such shares under Section 11.70 of the IBCA.

        "DOJ" means the United States Department of Justice.

        "Effective Time" means the time that a certificate of merger is issued by the Illinois Secretary with respect to the Cash-Out Merger.

        "Employment Agreement" means that certain Employment Agreement between Seller, Seller Bank and Dan R. Ward dated March 26, 2002, as Previously Disclosed.

        "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

        "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

        "FHLB" means the Federal Home Loan Bank of Chicago.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "FTC" means the Federal Trade Commission.

        "GAAP" means accounting principles generally accepted in the United States of America consistently applied with the prior practices of an entity.

        "Governmental Entity" means any federal or state court, administrative agency or commission or other governmental authority or instrumentality or any non-governmental self-regulatory organization, agency or authority.

        "Holding Company Merger" has the meaning set forth in the Recitals to this Agreement.

        "Holding Company Merger Resolutions" has the meaning set forth in the Recitals to this Agreement.

        "IBCA" has the meaning set forth in the Recitals to this Agreement.

        "Illinois Secretary" has the meaning set forth in the Recitals to this Agreement.

        "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

        "Indemnified Party" has the meaning set forth in Section 6.8(b) of this Agreement.

        "Insider Loans" means loans from Seller Bank to Persons constituting "insiders" of Seller or any of its Subsidiaries for purposes of Regulation O of the FRB, as in effect on the date of this Agreement.

        "Insurance Amount" has the meaning set forth in Section 6.8(a) of this Agreement.

        "Intellectual Property" has the meaning set forth in Section 4.30 of this Agreement.

        "IRS" means the Internal Revenue Service or any successor thereto.

        "knowledge", "best of knowledge", "aware" or any similar expression shall mean, in the case of Seller the actual knowledge of any Person who is a Vice-President or more senior officer of Seller or any of its Subsidiaries, and in the case of Buyer the actual knowledge of any Person who is a Vice-President or more senior officer of Buyer or any of its Subsidiaries.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, or rights of others.

        "Material Adverse Effect" means, with respect to any Party, any effect that is material and adverse to the condition (financial or otherwise), results of operations or business of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party or any of its Subsidiaries to consummate the Merger, provided, however, that Material Adverse Effect shall not include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (b) changes in GAAP that are generally applicable to the banking industry, (c) reasonable expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Parties in contemplation of the transactions contemplated hereby, including any action taken by Seller or its Subsidiaries pursuant to Section 6.12 at the written request of Buyer, (e) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, to the extent they do not have a disproportionately adverse effect upon the Party compared to the general banking industry, but excluding matters affecting credit quality or (f) changes attributable to or resulting from the announcement of the execution of this Agreement and the proposed consummation of the transactions contemplated hereby, including the identification of Buyer as the acquiror of Seller.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

        "MGCL" has the meaning set forth in the Recitals to this Agreement.

        "Merger" has the meaning set forth in the Recitals to this Agreement.

        "Merger Sub" has the meaning set forth in the preamble to this Agreement.

        "Merger Sub Common Stock" means the common stock, no par value per share, of Merger Sub.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Objection Notice" has the meaning set forth in Section 6.22 of this Agreement.

        "OCC" means the Office of the Comptroller of the Currency of the U.S. Department of the Treasury or any successor thereto.

        "Parties" means Buyer, Merger Sub and Seller.

        "Party" means any of Buyer, Merger Sub or Seller.

        "Paying Agent" means LaSalle Bank N.A., Chicago, Illinois, or such other financial institution mutually agreed upon by Seller and Buyer.

        "Per Share Merger Consideration" means a payment, in cash without interest, equal to (i) $93,100,000 minus the Tax Distribution Overpayment, if any, divided by (ii) the number of shares of Seller Common Stock that are outstanding immediately prior to the Effective Time.

        "Person" means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

        "Plan of Cash-Out Merger" has the meaning set forth in the Recitals to this Agreement.

        "Pre-Closing Tax Period" shall have the meaning given to such term in Section 6.21.

        "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date of this Agreement by the disclosing Party to the other Party or Parties specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

        "Post-Closing Tax Distribution" means a cash distribution after the Effective Time equal to the amount by which (a) 41.6% of the Taxable Income of Seller (excluding items of income arising by virtue of the termination of the "S" corporation status of Seller) as reported on Seller's original federal income Tax Return(s) for the Tax period(s) January 1, 2002 through the close of business on the day next preceding the Effective Time, exceeds (b) the actual amount of tax distributions paid (or declared by the board of directors of Seller prior to the Effective Time and to be paid) pursuant to Section 16 of the Stock Restriction Agreement (but using a state of Illinois tax rate of 3% with no adjustment for federal tax effect) relating to Taxable Income of Seller during the period January 1, 2002 through the close of business on the day next preceding the Effective Time including tax distributions (but not the normal semi-annual dividend of $4.00 per share) pursuant to Section 3.1(d) hereof, and with the resulting amount increased by the amount of any Tax Distribution Overpayment.

        "Proxy Statement" means the proxy statement to be delivered to stockholders of Seller in connection with the solicitation of their approval of this Agreement.

        "Regulatory Authority" means any Governmental Entity charged with the supervision or regulation of member and/or non-member banks (or their holding companies), securities broker dealers, investment advisors, insurance agencies and residential mortgage lenders and brokers, including the FRB, the OCC, the Commissioner, the FDIC, the FTC, the DOJ, the SEC, the NASD, and state securities and insurance regulators and administrators.

        "REO" means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

        "Rights" means all warrants, options, rights, convertible securities and other arrangements or commitments which obligate any Person to issue or dispose of any of its capital stock or other ownership interests.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

        "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

        "Seller" has the meaning set forth in the preamble to this Agreement.

        "Seller Accountant" means Crowe, Chizek and Company LLP, independent certified public accountants with respect to Seller.

        "Seller Advisor" means William Blair & Company LLP.

        "Seller Bank" has the meaning set forth in the Recitals to this Agreement.

        "Seller Common Stock" means the common stock, par value $10.00 per share, of Seller.

        "Seller Employee Plans" means all stock option, restricted stock, employee stock purchase, ownership or stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and agreements, or any trust agreement (or similar arrangement) related thereto, and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors, employees or consultants of Seller or any of its Subsidiaries, whether written or oral.

        "Seller Financial Statements" means (a) the audited consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2001 and 2000 and the audited consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Seller for each of the three years ended December 31, 2001, 2000 and 1999, and (b) the unaudited consolidated balance sheet of Seller (including related notes and schedules, if any) as of September 30, 2002 and the unaudited consolidated statements of income and changes in stockholders' equity (including related notes and schedules, if any) of Seller for the nine month period ending on such date.

        "Stockholders Representative" shall mean Charles E. Waterman or any other Person or Persons designated, from time to time, in a written notice to Buyer from stockholders of Seller, or their successors, who hold at least 51% of the outstanding Seller Common Stock immediately prior to the Effective Time.

        "Stock Restriction Agreement" means that certain Stock Restriction Agreement made and entered into as of July 22, 1997 by and among Seller and its stockholders of record and certain other parties, as amended by the First Amendment and Termination Agreement of even date herewith with respect thereto.

        "Subsidiary" means any entity which is required to be consolidated with Buyer or Seller, whichever the case may be, for financial reporting purposes.

        "Surviving Corporation" has the meaning set forth in the Recitals to this Agreement.

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Entity whether arising before, on or after the Effective Time.

        "Tax Authority" means any federal, foreign, state, local, regional, provincial, municipal or other governmental or quasi-governmental agency, body or authority with the authority or power to impose or levy Taxes.

        "Tax Distribution Overpayment" means the amount by which (a) the actual tax distributions paid to the stockholders of Seller pursuant to Section 16 of the Stock Restriction Agreement (but using a state of Illinois tax rate of 3% with no adjustment for federal tax effect) relating to the Taxable Income of Seller for the period January 1, 2002 through the close of business on the last day of the calendar month next preceding the Effective Time exceeds (b) the amount of tax distributions that would have been paid pursuant to Section 16 of the Stock Restriction Agreement (but using a state of Illinois tax rate of 3% with no adjustment for federal tax effect) relating to the Taxable Income of Seller for the period January 1, 2002 through the close of business on the last day of the calendar month next preceding the Effective Time (but after taking into account Tax losses, deductions, credits and other Tax benefit items under Section 6.12 hereof) as reasonably determined by Seller Accountant but subject to the dispute resolution process set forth in Section 6.16 of this Agreement.

        "Tax Distribution Overpayment Agreed Upon Resolution" has the meaning set forth in Section 6.16 of this Agreement.

        "Tax Distribution Overpayment Objection Notice" has the meaning set forth in Section 6.16 of this Agreement.

        "Taxable Income of Seller" means the income of Seller (net of any Tax benefits provided to the stockholders of Seller by Seller's losses, deductions, credits and other Tax benefit items) that passes through from Seller to its stockholders under the applicable provisions of the Code.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing or Governmental Entity with respect to any Tax.

        "Third Party Accountant" has the meaning set forth in Section 6.16 of this Agreement.

        "Third Party Accountant's Determination" has the meaning set forth in Section 6.22 of this Agreement.

        "Third Party Accountant's Determination of the Tax Distribution Overpayment" has the meaning set forth in Section 6.16 of this Agreement.

        "Transmittal Materials" has the meaning set forth in Section 2.1(g) of this Agreement.

        "Treasury Stock" means shares of Seller Common Stock held by Seller or any Seller Subsidiary other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

        "Vision Companies" means Vision Investment Services, Inc., Vision Asset Management, Inc. and Vision Insurance Services, Inc.

        "Voting Agreement" has the meaning set forth in the Recitals to this Agreement.

ARTICLE II
MERGER

        2.1    Plan of Cash-Out Merger.

          (a)    Names of Corporations Proposing to Merge.    The names of the corporations proposing to merge in the Cash-Out Merger are "MB Financial Acquisition Corp II" and "South Holland Bancorp, Inc.", with South Holland Bancorp, Inc. being the Surviving Corporation.

          (b)    Terms and Conditions of the Proposed Merger and Mode of Carrying into Effect.    The Cash-Out Merger shall be effected pursuant to the provisions of and shall have the effect provided by the IBCA. The Cash-Out Merger shall become effective at the Effective Time, which shall occur on the Closing Date. The Articles of Merger shall be executed and filed with the Illinois Secretary on the Closing Date.

          (c)    Manner and Basis of Converting Shares.    At the Effective Time, automatically by virtue of the Cash-Out Merger and without any action on the part of any Party or any stockholder of a Party, the following shall occur:

              (i)  each outstanding share of Merger Sub Common Stock shall become an outstanding share of Surviving Corporation common stock;

            (ii)  each outstanding share of Seller Common Stock, other than Treasury Stock and Dissenting Shares, shall be converted into the right to receive the Per Share Merger Consideration; and

            (iii)  each share of Seller Common Stock held as Treasury Stock shall be canceled and retired, and no consideration shall be issued in exchange therefor.

          (d)    Governing Documents of Surviving Corporation.    The Articles of Incorporation and Bylaws of Seller as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (e)    Directors and Officers of Surviving Corporation.    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, together with Dan R. Ward as a continuing director.

          (f)    Stockholder Rights; Stock Transfers.    At the Effective Time, holders of Certificates shall cease to be and shall have no rights as stockholders of Seller, other than such rights as they may have under the IBCA. After the Effective Time, there shall be no transfers on the stock transfer books of Seller as the Surviving Corporation of Certificates and if Certificates are presented for transfer after the Effective Time, they shall be delivered to the Paying Agent or Buyer for cancellation against delivery of the cash payable pursuant to Section 2.1(c)(ii) hereof. No interest shall be paid on the Per Share Merger Consideration.

          (g)    Surrender of Certificates.

              (i)  Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as paying agent in respect of the Cash-Out Merger.

            (ii)  At or prior to the Effective Time, Buyer shall provide to the Paying Agent funds in the amount of the Aggregate Merger Consideration.

            (iii)  Not later than twenty days prior to the Closing Date, Buyer shall, or shall cause the Paying Agent to, mail to each holder of record of Seller Common Stock, as of the close of business on the fifth business day prior to the date of such mailing, the Transmittal Materials (as hereinafter defined) for use in effecting the surrender of the Certificates. Promptly after the Effective Time, Buyer shall, or shall cause the Paying Agent to, mail the Transmittal

    Materials to each holder of record, if any, of Seller Common Stock, as of the Effective Time, to whom the Transmittal Materials have not previously been mailed. The "Transmittal Materials" shall consist of (A) a letter of transmittal which (x) shall specify that delivery shall be effected, and risk of loss of the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (y) shall be in such form and have such other provisions as Buyer and Seller may agree upon; and (B) instructions for use in effecting the surrender of the Certificates in exchange for cash as provided for in Section 2.1(c)(ii) hereof. Upon proper surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor after the Effective Time the amount of cash into which the shares of Seller Common Stock theretofore represented by the Certificate so surrendered shall have been converted pursuant to the provisions of Section 2.1(c)(ii) hereof without any interest, and the Certificate so surrendered shall forthwith be cancelled; provided, that the Paying Agent shall issue a check for the cash payment to which each holder of Seller Common Stock shall be entitled by virtue of the Cash-Out Merger promptly following proper surrender of such holder's Certificates as contemplated by this Section 2.1(g) but not earlier than the business day next following the Effective Time, and, without limiting the generality of the foregoing, in the event that any such holder shall properly surrender one or more Certificates, as contemplated by this Section 2.1(g), before 5:00 P.M., Chicago time, on the second business day prior to the Closing Date, Buyer shall use its reasonable best efforts to cause the Paying Agent to issue a check for the amount of cash into which the shares of Seller Common Stock theretofore represented by such Certificates shall have been so converted on the business day next following the Effective Time; and provided, further, that Buyer shall use its reasonable best efforts to cause the Paying Agent to make payment, by wire transfer of immediately available funds (in lieu of payment by check), for shares of Seller Common Stock so converted to each former stockholder of Seller who, in such stockholder's Transmittal Materials, requests payment by wire transfer and furnishes proper instructions for such payment, with all payments made by wire transfer to be otherwise made in accordance with the provisions of this Section 2.1(g). In the event of a transfer of ownership of Seller Common Stock which is not registered in the stock transfer records of Seller, a check in payment of the proper amount of cash may be issued (or payment of such amount by wire transfer may be made) to a transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by all documents required and in proper form to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g), each Certificate shall be deemed at and at any time after the Effective Time to represent the right to receive upon such surrender an amount of cash per share equal to the Per Share Merger Consideration.

            (iv)  Any portion of the cash delivered to the Paying Agent by Buyer pursuant to this Section 2.1(g) that remains unclaimed by the stockholders of Seller for six months after the Closing Date shall, after the expiration of such six-month period, be delivered by the Paying Agent to Buyer. Any stockholders of Seller who have not theretofore complied with this Section 2.1(g) shall thereafter look only to Buyer for the portion of the Aggregate Merger Consideration to which they are entitled. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property, escheat and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all Liens. Neither the Paying Agent nor any Party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Paying Agent shall be entitled to rely upon the stock transfer records of Seller to establish the identity of those Persons entitled to receive payments of cash pursuant to the Cash-Out Merger, which books shall be conclusive with respect thereto.

            (v)  The Paying Agent or Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Plan of Cash-Out Merger to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are properly so withheld by the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

          (h)    Dissenting Shares.

              (i)  The holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with Section 11.70 of the IBCA; provided however, that if any holder of Dissenting Shares shall forfeit such right to payment, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration multiplied by the number of such Dissenting Shares from Buyer without interest. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the IBCA.

            (ii)  Seller shall give Buyer (A) prompt notice of any written demands for the payment of any shares pursuant to Section 11.70 of the IBCA, withdrawals of such demands, and any other instruments served upon or received by Seller pursuant to Section 11.70 of the IBCA and (B) the opportunity to participate in all responses, negotiations and proceedings with respect to such demands under Section 11.70 of the IBCA.

        2.2    Holding Company and Bank Mergers.    After the Effective Time, the Board of Directors of Buyer may adopt the Holding Company Merger Resolutions and may cause articles of merger and a certificate of merger with respect to the Holding Company Merger to be properly executed and filed with the Illinois Secretary and the Department, respectively, to effectuate the Holding Company Merger. Immediately following consummation of the Holding Company Merger, Buyer may cause its Board of Directors and the Boards of Directors of Seller Bank and Buyer Bank to approve a plan of merger with respect to the Bank Merger and to take all necessary action to cause the Bank Merger to become effective. If necessary or appropriate to secure advance regulatory approval of the Holding Company Merger and/or the Bank Merger, Buyer shall approve the Holding Company Merger Resolutions and/or the Parties shall cause Seller Bank and Buyer Bank to approve a plan of merger with respect to the Bank Merger prior to the filing of regulatory approvals with respect to the Merger, subject to the right of Buyer to abandon the Holding Company Merger and Bank Merger. Notwithstanding the foregoing or any other provision of this Agreement, (a) the Holding Company Merger and the Bank Merger shall not in any event occur earlier than the day following the date the Cash-Out Merger shall first have become effective, (b) the Board of Directors resolutions and other corporate proceedings of each party authorizing, and any and all agreements of the parties providing for, the Holding Company Merger and the Bank Merger shall contain provisions to the effect set forth in clause (a) of this sentence, and shall also provide that the Holding Company Merger and the Bank Merger will be abandoned, and any such resolutions, other corporate proceedings and agreements terminated, immediately upon termination of this Agreement, and (c) nothing in this Agreement shall require Seller or Seller Bank to incur any third party cost (except those relating to regulatory notices, applications and approvals with respect to Seller's Subsidiaries which will be promptly reimbursed by

Buyer), to assume any liability or to take any irrevocable action, in connection with the Holding Company Merger or the Bank Merger.

        2.3    Additional Actions.    If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the acquiring entity its right, title or interest in, to or under any of the rights, properties or assets acquired or to be acquired by the acquiring entity as a result of, or in connection with, the Merger or (b) otherwise carry out the purposes of this Agreement and the Merger, each acquired entity and its proper officers and directors shall be deemed to have granted to the acquiring entity an irrevocable power of attorney after the Effective Time to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the acquiring entity and otherwise to carry out the purposes of this Agreement and the Merger, and the proper officers and directors of the acquiring entity are fully authorized in the name of the acquired entity or otherwise to take any and all such action.

ARTICLE III
ACTIONS PENDING TRANSACTION

        3.1    Forbearances of Seller and its Subsidiaries.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement including the transactions under Airplane Sale Agreement, without the prior written consent of Buyer (which consent under subsections (i), (m), (q) and (r) shall not be unreasonably withheld or delayed), Seller will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to (i) preserve intact in any material respect its business organizations and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Seller's ability to perform any of its obligations under this Agreement.

          (b)    Capital Stock or Ownership Interests.    (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights or (ii) enter into any agreement with respect to the foregoing.

          (c)    Other Securities.    Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

          (d)    Dividends, Etc.    (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than tax distributions as permitted pursuant to Section 16 of the Stock Restriction Agreement, but using a state of Illinois tax rate of 3% with no adjustment for federal tax effect, and, if the Cash-Out Merger is not consummated by November 30, 2002, then Seller's normal semiannual dividend in the amount of $4.00 per share may be paid to its stockholders on the earlier of the business day next preceding the Closing Date or January 2, 2003; and dividends from wholly owned Subsidiaries to Seller or to another wholly owned Subsidiary of Seller) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights, except for redemptions, after written notice thereof to Buyer, pursuant to the Stock Restriction Agreement; provided, however, that in the event the Effective Time occurs on or before January 10, 2003, Seller will not make the quarterly tax distribution as permitted above with respect to the quarterly period ended December 31, 2002; provided further nothing herein shall alter Buyer's obligation with respect to the Post-Closing Tax Distribution.

          (e)    Compensation; Employment Agreements, Etc.    Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, Seller or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (i) oral at will employment agreements, (ii) normal individual increases in compensation to rank and file employees in the ordinary course of business consistent with past practice, (iii) payments in lieu of accrued vacation time and sick days to rank and file employees upon termination of employment consistent with past practices, (iv) other changes that are required by applicable law (vii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (viii) as otherwise Previously Disclosed.

          (f)    Benefit Plans.    Enter into, establish, adopt, modify, amend, renew, or terminate any Seller Employee Plan, or take any action to accelerate the vesting of benefits payable thereunder (except as Previously Disclosed or as required by law).

          (g)    Dispositions.    Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets or properties except in the ordinary and usual course of business for fair value consistent with past practice; sell or transfer any of its deposits; or sell, transfer, lease, license, encumber or otherwise dispose of any of its Intellectual Property.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, or the purchase of supplies and equipment, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any Person.

          (i)    Loans, Loan Participations and Servicing Rights.    Sell or acquire, whether or not in the ordinary course of business, any loans (excluding originations), any loan participations or servicing rights.

          (j)    Governing Documents.    Amend its articles of incorporation or by-laws (or similar governing documents) other than as contemplated by this Agreement.

          (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or as may be contemplated by this Agreement.

          (l)    Contracts.    Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

          (m)    Claims.    Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Seller or its Subsidiaries under any insurance policies maintained by Seller or its Subsidiaries) settle any claim, action or proceeding. Notwithstanding the foregoing, no settlement shall be made if it involves a binding legal precedent for other similar claims, which in the aggregate, could be material to Seller and its Subsidiaries, taken as a whole.

          (n)    Foreclose.    Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that Seller and its Subsidiaries shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

          (o)    Deposit Taking and Other Bank Activities.    In the case of Seller Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives materially in excess of the amounts Previously Disclosed; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

          (p)    Investments.    Enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than in the ordinary and usual course of business consistent with prior practice; acquire any debt securities with maturities of one year or longer; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

          (q)    Capital Expenditures.    Purchase or lease fixed assets where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

          (r)    Lending.    (i) Make any material changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as Previously Disclosed; (ii) except in the ordinary and usual course of business consistent with past practice, make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit; or (iii) other than pursuant to commitments in effect on the date of this Agreement as Previously Disclosed, make or commit to make any new loan or issue or commit to issue any new letter of credit which is in a principal amount in excess of $500,000; provided, however, that, notwithstanding any other provision of this Agreement, Seller Bank may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) Seller Bank has delivered to Buyer (to the attention of any one of the following designated representatives of Buyer: Tom Panos, Executive Vice President of Buyer Bank, Ronald Santo, Chairman of Buyer Bank and Group President, or Brian Griffin, Chief Credit Officer of Buyer Bank) a notice of Seller Bank's intention to make such loan, letter of credit, advance or restructuring and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have reasonably objected to such loan, letter of credit, advance or restructuring by giving notice of such objection within three business days following the actual receipt by Buyer's designated representative of Seller Bank's notice of intention with respect thereto.

          (s)    Joint Ventures and Real Estate Development Operations.    Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, except for Previously Disclosed written commitments outstanding on the date hereof; or engage in any new real estate development or construction activity.

          (t)    Adverse Actions.    Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of Seller's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time; (ii) any of the conditions to the Cash-Out Merger set forth in Article VII not being satisfied except as expressly permitted by this Agreement; or (iii) a violation of any provision of this Agreement.

          (u)    Risk Management.    Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means in accordance with its past practices (which practices do not include the use of those securities transactions and instruments described in the last clause of subsection 3.1(p) for which Buyer's consent is required) to limit any material increase in its aggregate exposure to interest rate risk.

          (v)    Indebtedness.    Incur any indebtedness for borrowed money other than FHLB advances in the ordinary course of business with a term not in excess of one year.

          (w)    Commitments.    Agree or commit to do any of the foregoing.

        3.2    Forbearances of Buyer and Its Subsidiaries.    From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause each of its Subsidiaries not to, knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of Buyer's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Cash-Out Merger set forth in Article VII not being satisfied except as expressly permitted by this Agreement or (iii) a violation of any provision of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        4.1    Capital Structure.    The authorized capital stock of Seller consists of 240,000 shares of Seller Common Stock, of which 87,530 shares are outstanding and 7,000 shares are issued but not outstanding and are held by Seller as Treasury Stock. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Seller Common Stock has been issued in violation of the preemptive rights of any Person. There are no Rights issued or outstanding with respect to the capital stock of Seller. Seller does not maintain a dividend reinvestment plan.

        4.2    Organization, Standing and Authority of Seller.    Seller is a registered bank holding company with the FRB, duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller has Previously Disclosed its Articles of Incorporation and Bylaws.

        4.3    Seller Subsidiaries.    Seller has Previously Disclosed the name and jurisdiction of each of its Subsidiaries. Each Subsidiary of Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect with respect to Seller. Seller has Previously Disclosed the number of issued and outstanding shares of capital stock or other ownership interests of each of its Subsidiaries, all of which are owned by Seller or a Subsidiary of Seller free and clear of all Liens. There are no Rights issued or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of Seller. Except as Previously Disclosed

and for the ownership of the Seller Subsidiaries, readily marketable securities and FHLB stock, neither Seller nor any of its Subsidiaries owns any equity or profit and loss interest in any other Person. Seller has Previously Disclosed the articles of incorporation, charter, bylaws and other governing documents of each of its Subsidiaries.

        4.4    Registration Obligations.    Seller is not a reporting company under Section 12(g) or 15(d) of the Exchange Act. Seller does not have any obligation, contingent or otherwise, to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

        4.5    Authorized and Effective Agreement.

          (a)  Seller has all requisite power and authority to enter into this Agreement and (subject to the filing of notices and applications with, and the receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by the holders of a majority of the outstanding Seller Common Stock) to perform all of its obligations hereunder. This Agreement, the Cash-Out Merger and the other transactions contemplated by this Agreement, other than the Holding Company Merger or the Bank Merger, have been duly authorized by the Board of Directors of Seller and no other corporate action is required in respect thereof on the part of Seller, except for the approval of this Agreement by the holders of a majority of the outstanding Seller Common Stock. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer and Merger Sub, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)  Except as Previously Disclosed, neither the execution and delivery of this Agreement, nor completion of the Merger and the other transactions contemplated by this Agreement, nor compliance by Seller or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Seller or the governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of Seller or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to the filing of notices and applications with, and the receipt of all required approvals from Regulatory Authorities and the stockholders of Seller, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its Subsidiaries.

          (c)  Except for (i) the filing of notices and applications with and the approvals of applicable Regulatory Authorities, (ii) the approval of this Agreement by the holders of a majority of the outstanding Seller Common Stock, and (iii) the filing of the Articles of Merger with the Illinois Secretary, the filing of articles of merger and a certificate of merger with the Illinois Secretary and the Department, respectively, with respect to the Holding Company Merger, and the filing of required documents with the OCC to cause the Bank Merger to become effective, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or any of its Subsidiaries in connection with the completion of the Merger or any of the other transactions contemplated by this Agreement.

          (d)  As of the date hereof, Seller is not aware of any reasons relating to Seller or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Merger and the other transactions contemplated by this Agreement, as shall be necessary for the completion of the Merger and the other transactions contemplated by this Agreement.

        4.6    Securities Documents and Regulatory Reports.

          (a)  Except as required in the ordinary course of the securities business with respect to any of the Vision Companies, the filing of notices and applications for approval of the transactions contemplated by this Agreement with applicable Regulatory Authorities or as Previously Disclosed, neither Seller nor any of its Subsidiaries has been or is required to file any Securities Documents with any Governmental Entity under the Securities Laws.

          (b)  Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the material reports required to be filed by them under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the examinations of Seller Bank by the Commissioner, the FDIC, or any other Regulatory Authority, Seller Bank was not required to correct or change any significant action, procedure or proceeding which Seller believes has not been corrected or changed in all material respects as required.

        4.7    Financial Statements.

          (a)  Seller has Previously Disclosed the Seller Financial Statements, which, in the case of the audited Seller Financial Statements as of December 31, 2001, are accompanied by the audit report of Seller Accountant. The Seller Financial Statements and, except as noted in the next sentence, the Seller financial statements to be delivered pursuant to Section 6.7 hereof, fairly present in all material respects or will fairly present in all material respects, as the case may be, the consolidated financial condition of Seller and its Subsidiaries as of the respective dates set forth therein, and the consolidated income, changes in stockholders' equity and cash flows, if applicable, of Seller and its Subsidiaries for the respective periods set forth therein. It is understood that the Seller financial statements to be delivered pursuant to Section 6.7 will not be consolidated in all cases and that the statements of changes in stockholders' equity and cash flows will not be provided to Buyer unless they are routinely prepared by Seller in the ordinary course of business.

          (b)  Each of the Seller Financial Statements referred to in Section 4.7(a) has been and the Seller financial statements to be delivered pursuant to Section 6.7 will be, as the case may be, prepared in accordance with GAAP, except in the case of interim statements for the absence of footnotes and normal, non-material year end adjustments. The financial statement audits of Seller and its Subsidiaries have been conducted in accordance with generally accepted auditing standards. The accounting books and records of Seller and its Subsidiaries are being maintained in all material respects in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

        4.8    Material Adverse Effect.    Since December 31, 2001, (a) Seller and its Subsidiaries have conducted their businesses in all material respects only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby and actions taken in connection with the consideration of other potential Alternative Proposals considered by Seller) and (b) no event has occurred or circumstance arisen (including litigation which has a reasonable likelihood of being adversely determined) which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Seller.

        4.9    Environmental Matters.

          (a)  Except for matters disclosed in the environmental investigations and reports previously conducted or obtained by Buyer, Seller and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Except for matters disclosed in the environmental investigations and reports previously conducted or obtained by Buyer, neither Seller nor any of its Subsidiaries has received any communication alleging that it is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b)  Except for matters disclosed in the environmental investigations and reports previously conducted or obtained by Buyer, none of the properties currently owned or operated by Seller or any Seller Subsidiary other than REO, or to the best knowledge of Seller, no REO of Seller or any Seller Subsidiary or any other property previously owned or operated or currently leased by Seller or any of its Subsidiaries has been or is in violation of any applicable Environmental Law.

          (c)  Except for matters disclosed in the environmental investigations and reports previously conducted or obtained by Buyer, to the best knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that would result in the imposition of any material liability against or material obligation on the part of Seller or any of its Subsidiaries or any Person whose liability or obligation for any Environmental Claim Seller or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (d)  Except as Previously Disclosed, neither Seller nor any Seller Subsidiary (i) has conducted any environmental studies during the past 5 years with respect to any properties owned by it, leased by it or securing loans held by it or (ii) except for matters disclosed in the environmental investigations and reports previously conducted or obtained by Buyer, is aware of any Environmental Claim, Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

        4.10    Tax Matters.

          (a)  Seller and its Subsidiaries have timely filed all material Tax Returns and have paid, or where payment is not required to have been made, have recorded an adequate liability or accrual for the payment of, all material Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made will have recorded an adequate liability or accrual for the payment of, all material Taxes for any subsequent periods ending prior to the Effective Time. Neither Seller nor any of its Subsidiaries will have any material liability for any such Taxes in excess of the amounts so paid or the liabilities or accruals so recorded.

          (b)  All Tax Returns filed by Seller or any of its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return. Except as Previously Disclosed, none of the Tax Returns of Seller or any of its Subsidiaries have during the past six years been audited or examined by applicable tax authorities. As of the date hereof, no deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against Seller or any of its Subsidiaries which have not been settled and paid. There are currently no agreements in effect with respect to Seller or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any Taxes. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Return or Taxes is pending or, to the best knowledge of Seller, is threatened.

          (c)  Except as Previously Disclosed, neither Seller nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes. Neither Seller nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method). Seller has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

        4.11    Legal Proceedings.    Except as Previously Disclosed, there are no material actions, suits, claims or proceedings pending or, to the best knowledge of Seller, any unasserted possible material claim or threatened material claim, against Seller or any of its Subsidiaries or against any asset, interest or right of Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity.

        4.12    Compliance with Laws.

          (a)  Seller and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to carry on their businesses in all material respects as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Seller, will not be adversely affected by virtue of the completion of the Merger, provided that all notices and applications have been filed with all Regulatory Authorities and all approvals of Regulatory Authorities have been received, or the other transactions contemplated by this Agreement and, to the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

          (b)  Except as Previously Disclosed, neither Seller nor any of its Subsidiaries is (i) in violation of its articles of incorporation, bylaws or any other governing documents, or (ii) in material violation of any applicable material federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in material default of any material order, writ, injunction or decree of any court, or in material default under any material order, license, regulation or demand of any Governmental Entity, and neither Seller nor any of its Subsidiaries has received any notice or communication from any Governmental Entity asserting that Seller or any of its Subsidiaries is in violation of any of the foregoing. Seller Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither Seller nor Seller Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (c)  Except as Previously Disclosed, to the best knowledge of Seller, no material investigation or review by any Governmental Entity with respect to Seller or any Seller Subsidiary is pending or threatened, nor has any Governmental Entity indicated to Seller or any Seller Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

        4.13    Certain Information.    None of the information relating to Seller or any of its Subsidiaries supplied or to be supplied by Seller for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

        4.14    Employee Benefit Plans.

          (a)  Seller has Previously Disclosed all Seller Employee Plans and has heretofore delivered to Buyer or Buyer's representatives accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

          (b)  Neither Seller nor any of its Subsidiaries currently maintains or sponsors any Defined Benefit Plan. Any Defined Benefit Plan previously maintained or sponsored by Seller or any of its Subsidiaries has been terminated and neither Seller nor any of its Subsidiaries has any liability with respect to any previously terminated Defined Benefit Plan.

          (c)  Neither Seller nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

          (d)  No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan which could result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code.

          (e)  Full payment has been made (or proper accruals have been established) of all contributions which have been made or accrued for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) for all contributions which are made or accrued for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

          (f)    The Seller Employee Plans have been maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to the Seller Employee Plans at the date hereof have been made, and all contributions required to be made to the Seller Employee Plans as of the Effective Time will have been made as of such date.

          (g)  There are no pending or, to the best knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Seller Employee Plans or any trust related thereto or any fiduciary thereof.

          (h)  Neither Seller nor any of its Subsidiaries has made any payments, or is a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that are not or may not be deductible because of Sections 162(m) or 280G of the Code.

          (i)    The account balances of active participants in the Deferred Compensation Plans have been fully accrued for financial reporting purposes and any increases in such account balances after the date hereof shall be fully accrued through the third day next preceding the Closing Date. Neither Seller nor Seller Bank has taken (or will take) any tax deduction with respect to the account balances of active participants in the Deferred Compensation Plans or any portion thereof prior to the second day next preceding the Closing Date.

        4.15    Certain Contracts.    Except as Previously Disclosed, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries, other than oral at-will employment agreements; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller entering into this Agreement, the approval of this Agreement by Seller's stockholders or the consummation of any of the transactions contemplated by this Agreement (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the transactions contemplated by this Agreement); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws of Seller or its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller or any of its Subsidiaries is a party or by which it is bound which limits the freedom of Seller or any of its Subsidiaries to compete in any line of business or with any Person; (f) any agreement pursuant to which loans have been sold by Seller or any of its Subsidiaries, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; or (h) any other material agreement, commitment or understanding. For purposes of subsection (h), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Seller or a Seller Subsidiary on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or a Seller Subsidiary which involves the payment of less than $25,000 per year.

        4.16    Brokers and Finders.    Neither Seller nor any of its Subsidiaries or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby other than Seller Advisor on behalf of Seller.

        4.17    Insurance.    Seller and its Subsidiaries maintain the insurance required by material contracts and applicable laws and regulations. Except as Previously Disclosed, neither Seller nor any of its Subsidiaries has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied. All material insurance policies maintained by Seller or any Seller Subsidiary are Previously Disclosed.

        4.18    Properties.    All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry on the businesses of Seller and its Subsidiaries in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their properties and assets, real and personal, except (a) Liens for current taxes not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as Previously Disclosed, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial

Statements as of September 30, 2002. Except as Previously Disclosed, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger or the other transactions contemplated by this Agreement. All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance in all material respects with all applicable material zoning laws and the Americans Disability Act. No expressed or implied representation or warranty is made by Seller with respect to the physical condition of the fixed assets of Seller or any Seller Subsidiary, it being the understanding of the Parties that such fixed assets shall be accepted by Buyer in "as is" condition.

        4.19    Labor.    No work stoppage involving Seller or any of its Subsidiaries is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any of its Subsidiaries is involved in or, to the best knowledge of Seller, threatened with or affected by, any material labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees. There are no employees of Seller or any of its Subsidiaries who are members of a union relating to their employment with Seller or any of its Subsidiaries.

        4.20    Allowance for Loan Losses.    The allowance for loan losses reflected on Seller's consolidated balance sheet included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller financial statements, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The REO, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller financial statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP. The aggregate principal amount of loans and accrued interest thereon contained (or that will be contained) in the loan portfolio of Seller and its Subsidiaries in excess of such allowance for loan losses, as reflected in the Seller Financial Statements (or financial statements), was (and will be), in the reasonable opinion of management of Seller as of the respective dates of the Seller Financial Statements (or financial statements), fully collectible.

        4.21    Material Interests of Certain Persons.

          (a)  Except as provided in the Airplane Sale Agreement or as Previously Disclosed, no officer, director or employee of Seller or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

          (b)  Except as Previously Disclosed there are no Insider Loans. All outstanding Insider Loans were made by Seller Bank in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the Seller Bank Board of Directors in accordance with applicable law and regulations.

        4.22    Fairness Opinion.    Seller has received an opinion from Seller Advisor to the effect that, as of the date hereof, the consideration to be received by the stockholders of Seller in the Cash-Out Merger is fair, from a financial point of view, to the stockholders of Seller. Seller has Previously Disclosed the engagement letter providing for the fees to be paid to Seller Advisor for its services in connection with transactions contemplated by this Agreement.

        4.23    No Undisclosed Liabilities.    Except as Previously Disclosed, neither Seller nor any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or any of its Subsidiaries) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Seller and its Subsidiaries or the notes thereto, except for (i) liabilities included in the Seller Financial Statements as of December 31, 2001 or the notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2001 and (iii) liabilities relating to the transactions contemplated by this Agreement and the Merger.

        4.24    Indemnification.    To the best knowledge of Seller, except as Previously Disclosed or for matters covered by insurance (subject to any applicable deductible), no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.

        4.25    Loan Portfolio.    Except as Previously Disclosed, each loan of Seller or any of its Subsidiaries reflected as an asset on the Seller Financial Statements as of September 30, 2002, and each loan originated or acquired by Seller or any of its Subsidiaries thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Except as Previously Disclosed, all such loans are, and each loan of Seller or any of its Subsidiaries held at the Effective Time will be, free and clear of any Lien (other than the Lien of the FHLB to secure FHLB advances). Except as Previously Disclosed, there is no loan or other asset of Seller or any of its Subsidiaries that as of the date hereof has been classified by examiners, internal auditors or outside auditors as "Other Loans of Concern," "Substandard," "Doubtful", "Loss," or in any other similar category. Seller has Previously Disclosed a complete list of all REO currently held by Seller and its Subsidiaries.

        4.26    Securities Portfolio.    All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, none of the securities reflected in the Seller Financial Statements as of September 30, 2002 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

        4.27    Records.    The corporate record books and stock ledgers of Seller and corresponding record books and ledgers of its Subsidiaries are complete and accurate in all material respects for the preceding twenty years; provided, however, that as to Seller's Subsidiaries such representation and warranty is only made as to those periods during which such Subsidiaries have been wholly-owned Subsidiaries of Seller.

        4.28    Interim Events.    Except as Previously Disclosed, since December 31, 2001 to the date hereof, neither Seller nor any of its Subsidiaries has paid or declared any dividend or made any other distribution to stockholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 3.1 hereof (other than Section 3.1(m) as to loan work-outs, and Section 3.1(r)).

        4.29    Defaults.    There has not been any default in any material obligation to be performed by Seller or any of its Subsidiaries under any material agreement or commitment and neither Seller nor any of its Subsidiaries has waived or will waive prior to the Effective Time any material right under any material agreement or commitment. To the best knowledge of Seller, no other party to any such material agreement or commitment is in default in any material obligation to be performed by such party.

        4.30    Intellectual Property.    Seller and its Subsidiaries own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) which are material to the conduct of the businesses of Seller and its Subsidiaries (collectively, "Intellectual Property") free and clear of all Liens. Seller has Previously Disclosed a complete list of all Intellectual Property of Seller and its Subsidiaries. No claims, suits, actions or proceedings are pending, and to the best knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the best knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries infringes on the rights of any other Person, and no Person is infringing on the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as Previously Disclosed, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of the Merger and the other transactions contemplated by this Agreement.

        4.31    Compliance with Servicing Obligations.    Seller and the Seller Subsidiaries are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable material laws, rules and regulations of Governmental Entities, relating to the servicing and administration of loans by them, or any of them, including properly and timely making interest rate adjustments to adjustable rate loans.

        4.32    Risk Management Instruments.    All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account, or for the account of one or more of Seller's Subsidiaries or their customers (all of which are Previously Disclosed), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance in all material respects with all applicable material laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Seller nor any of its Subsidiaries, nor to the best knowledge of Seller, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

        4.33    Airplane Sale Agreement.    The Boards of Directors of Seller and Seller Bank by a majority of each of its membership approved and adopted the Airplane Sale Agreement and no other corporate action on the part of Seller or Seller Bank is required relating thereto or to the consummation of the transactions contemplated thereby. No director of Seller or Seller Bank who directly or indirectly has any interest in such transaction (or could be deemed by a Regulatory Authority to directly or indirectly have an interest in such transaction) voted as a director in connection with such transaction. The purchase price of the airplane under the Airplane Sale Agreement reflects the arms length fair market value of the airplane, as determined by the disinterested directors of Seller and Seller Bank consistent with an independent written appraisal of fair market value obtained by the Board of Directors of Seller Bank or a committee thereof. The sale of the airplane shall constitute part of the transactions contemplated by this Agreement for all purposes of this Agreement.

        4.34    2002 Tax Distributions.    The amount of the actual tax distributions paid to the stockholders of Seller relating to the Taxable Income of Seller for the period January 1, 2002 through August 31, 2002 (but annualized for the period through September 30, 2002) was $1,578,622.50, which amount was based upon the Taxable Income of Seller for the period January 1, 2002 through August 31, 2002 (but annualized for the period through September 30, 2002) being $3,794,765.60.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        5.1    Organization, Standing and Authority.    (a) Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each of them is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer is a registered bank holding company with the FRB. The "home state" of Buyer for purposes of the Federal Bank Holding Company Act of 1956 is Illinois, and Buyer is an "Illinois bank holding company" as defined in the Illinois Bank Holding Company Act of 1957.

          (b)  Buyer Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect with respect to Buyer. The "home state" of Buyer Bank for purposes of 12 U.S.C. §1831u is Illinois, and Buyer Bank is an "Illinois bank" as defined in the Illinois Bank Holding Company Act of 1957.

        5.2    Authorized and Effective Agreement.

          (a)  Each of Buyer and Merger Sub has all requisite power and authority to enter into this Agreement and (subject to filing of notices and applications with, and the receipt of all necessary approvals of Regulatory Authorities) to perform all of its obligations hereunder. This Agreement and the Cash-Out Merger have been duly authorized by the Boards of Directors of Buyer and Merger Sub and no other corporate action is required by any of them with respect to the Cash-Out Merger. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b)  Neither the execution and delivery of this Agreement, nor completion of the Merger, nor compliance by Buyer or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Buyer or any of the governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of Buyer or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to filing of notices and applications with, and the receipt of all required approvals from Regulatory Authorities, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries.

          (c)  Except for the filings and approvals contemplated by Section 4.5(c), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer or any of its Subsidiaries in connection with the completion of the Merger.

          (d)  As of the date hereof, Buyer is not aware of any reasons relating to Buyer or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Merger as shall be necessary for the completion of the Merger.

        5.3    Compliance with Laws.

          (a)  Buyer and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to carry on their businesses in all material respects as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Buyer, will not be adversely affected by virtue of the completion of the Merger, provided that all notices and applications have been filed with all Regulatory Authorities and all approvals of Regulatory Authorities have been received, or the other transactions contemplated by this Agreement and, to the best knowledge of Buyer, no suspension or cancellation of any of the same is threatened.

          (b)  Except as Previously Disclosed, neither Buyer nor any of its Subsidiaries is (i) in violation of its articles of incorporation, bylaws or any other governing documents, or (ii) in material violation of any applicable material federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all regulatory capital requirements, truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in material default of any material order, writ, injunction or decree of any court, or in material default under any material order, license, regulation or demand of any Governmental Entity, and neither Buyer nor any of its Subsidiaries has received any notice or communication from any Governmental Entity asserting that Buyer or any of its Subsidiaries is in violation of any of the foregoing. Buyer Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither Buyer nor Buyer Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (c)  Except as Previously Disclosed, to the best knowledge of Buyer, no material investigation or review by any Governmental Entity with respect to Buyer or any Buyer Subsidiary is pending or threatened, nor has any Governmental Entity indicated to Buyer or any Buyer Subsidiary an intention to conduct the same, other than normal or routine regulatory examinations.

        5.4    Legal Proceedings.    There are no actions, suits, claims or proceedings pending or, to the best knowledge of Buyer, any unasserted possible claim or threatened claim against Buyer or any of its Subsidiaries or against any asset, interest or right of Buyer or any of its Subsidiaries which could adversely affect the ability of Buyer or any of its Subsidiaries to consummate the Merger.

        5.5    Certain Information.    None of the information relating to Buyer or any of its Subsidiaries supplied or to be supplied by Buyer for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

        5.6    Financial Ability.    Buyer has the financial ability to consummate the Cash-Out Merger and to pay the Aggregate Merger Consideration.

        5.7    Fairness Opinion.    Buyer has received an opinion from Buyer Advisor to the effect that, as of the date hereof, the consideration to be paid by Buyer to the stockholders of Seller in the Cash-Out Merger is fair, from a financial point of view, to Buyer.

        5.8.    No Disqualification.    None of the Buyer or Buyer's Subsidiaries, or their respective executive officers or directors, are subject to any court or regulatory order, injunction, decree, or agreement, or any legal or regulatory requirement which would prevent the Buyer or Buyer's Subsidiaries from acquiring control of the Vision Companies, or which would materially affect the conduct of the Vision Companies' business after the Effective Time.

ARTICLE VI
COVENANTS

        6.1    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Parties (a) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit and otherwise enable completion of the Merger and the other transactions contemplated by this Agreement, as promptly as reasonably practicable and (b) shall cooperate fully with each other to that end.

        6.2    Stockholders' Meeting.    Seller shall take all action necessary to properly call and convene a meeting of its stockholders as soon as practicable after the date hereof to consider and vote upon the approval of this Agreement. The Board of Directors of Seller will recommend that the stockholders of Seller approve this Agreement and shall take all reasonable lawful action to solicit such approval from the stockholders of Seller; provided that the Board of Directors of Seller may fail to make such recommendation or solicitation, or withdraw, modify or change any such recommendation, or, withhold taking any such action if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined by majority vote of its entire membership that the making of such recommendation or solicitation, or the failure to withdraw, modify or change such recommendation, or withhold taking any such action, could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law.

        6.3    Proxy Statement and Regulatory Matters.

          (a)  As promptly as practicable, Seller shall prepare the Proxy Statement in material compliance with all legal requirements including, to the extent applicable, the Securities Laws. Seller shall submit a draft of the Proxy Statement to Buyer and its counsel for their review prior to mailing the Proxy Statement to its stockholders. As promptly as practicable, Seller shall mail the Proxy Statement to its stockholders.

          (b)  As promptly as practicable, (i) Buyer and Merger Sub (or either of them, as appropriate) shall prepare and file applications for required approvals in connection with the Cash-Out Merger with the FRB pursuant to the Bank Holding Company Act of 1956 and the Commissioner pursuant to the Illinois Banking Act, (ii) Buyer shall cause Buyer Bank to prepare and file an application for required approvals in connection with the Bank Merger with the OCC pursuant to the Bank Merger Act and the National Bank Act (including, without limitation, approvals of the establishment and operation by Buyer Bank of branches at the present main office and branch locations of Seller Bank), and (iii) Buyer shall prepare and file (or cause to be prepared and filed) such applications for any other approvals from the FRB, the Commissioner, the OCC or the FDIC, and shall make (or cause to be made) any other filings with the FRB, the Commissioner, the OCC or the FDIC, which are necessary or appropriate in connection with the Merger. Buyer shall promptly deliver to Seller true and complete copies of all notices, applications and other filings (other than any portions thereof designated as confidential) referred to in the immediately preceding sentence. As promptly as practicable, each of Buyer and Seller (A) shall prepare and file (or cause to be prepared and filed) applications for approvals from Governmental Entities, other than the FRB, the Commissioner, the OCC and the FDIC, and shall make (or cause to be made) any other filings with such other Governmental Entities, which are necessary or appropriate in connection with the Merger, and (B) shall promptly deliver to the other Party true and complete copies of all notices, applications and other filings (other than any portions thereof designated as confidential) referred to in clause (A) of this sentence.

          (c)  Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective present and former directors and officers, the stockholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby.

          (d)  Buyer and Seller shall promptly furnish each other with copies of written communications received from, or delivered to, any Governmental Entity in respect of the transactions contemplated hereby.

        6.4    Investigation and Confidentiality.

          (a)  To the extent permitted by law, Seller shall permit Buyer and its representatives reasonable access to the properties and personnel of Seller and its Subsidiaries, and shall disclose and make available to Buyer and its representatives, upon its reasonable request, all books, papers and records relating to the assets, equity ownership, business, properties, operations, obligations and liabilities of Seller and its Subsidiaries, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof), managers, owners, and stockholders, organizational documents, bylaws, contracts and agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest; provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations of Seller or any of its Subsidiaries. Seller shall make the directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) of Seller and its Subsidiaries available to confer with Buyer and its representatives; provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations of Seller and its Subsidiaries.

          (b)  All information furnished prior to the date of this Agreement by Seller to Buyer in connection with the transactions contemplated by this Agreement or provided after such date pursuant hereto, including information relating to Seller's Subsidiaries, shall be subject to the terms and conditions of that certain confidentiality letter agreement dated January 29, 2002 and confirmed January 30, 2002 between Seller and Buyer (the "Confidentiality Agreement") which shall survive the execution and delivery of this Agreement and the termination hereof in accordance with its terms.

        6.5    Press Releases.    Buyer and Seller shall agree with each other, in advance, as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall prohibit Buyer or Seller, following notification to the other, from making any disclosure which it believes is required by law or regulation, and provided further that the press release to be issued upon the execution of this Agreement shall be substantially in the form attached hereto as Exhibit D.

        6.6    Certain Actions.    Neither Seller nor any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any Alternative Proposal; provided, however, that the Board of Directors of Seller may furnish such information or participate in such negotiations or discussions if Seller's Board of Directors, after having consulted with and considered the advice of outside counsel, has determined by majority vote of its entire membership that the failure to do the same could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law. Seller will promptly inform Buyer orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its and its Subsidiaries' directors, officers, agents and representatives to refrain from taking any action prohibited by this Section 6.6. In no event may Seller provide any information to a third party that it has not provided to Buyer, except for such information not requested by Buyer or information which was not available at the time Buyer requested such information.

        6.7    Current Information.    During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than five business days after filing, Seller will deliver to Buyer all reports filed by it or any of its Subsidiaries with any Regulatory Authority subsequent to the date hereof (other than routine reports made in the ordinary course of business on behalf of any of the Vision Companies) including all financial reports filed with the FRB, the Commissioner and the FDIC but excluding those portions that Seller is not legally permitted to disclose to Buyer. Seller will also deliver to Buyer as soon as practicable all quarterly and annual Seller financial statements (both consolidating and consolidated) prepared with respect to periods ending subsequent to September 30, 2002. As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (a) the monthly deposit and loan trial balances of Seller Bank, (b) the monthly analysis of Seller Bank's investment portfolio, and (c) monthly balance sheet and income statement of Seller and its Subsidiaries.

        6.8    Officers' and Directors' Insurance; Indemnification.

          (a)  For six years from and after the Effective Time, Buyer shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by Seller's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least as favorable as the terms of said current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to (i) 250% of the annual premium most recently paid by Seller plus (ii) the amount of any refund to be received by Seller relating to the early termination of regular coverage by virtue of the consummation of the Cash-Out Merger (the "Insurance Amount"), to maintain or procure insurance coverage pursuant hereto, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.8(a), Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request Seller to obtain such tail coverage at Seller's expense prior to the Effective Time; provided, further, that officers and directors of Seller or its Subsidiaries may be required to make application and provide customary representations and warranties to Buyer's insurance carrier for the purpose of obtaining such insurance.

          (b)  From and after the Effective Time, Buyer shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Seller or any of its Subsidiaries (each an "Indemnified Party") against all liabilities, costs or expenses (including attorney's fees), judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party by reason of the fact that he or she is or was a director or officer of Seller or any of its Subsidiaries, if such Claim pertains to any matter or fact occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after the Effective Time, to the fullest extent permitted by Regulatory Authorities and under applicable state or federal law, notwithstanding any limitations, conditions or qualifications contained in the articles of incorporation, by-laws or other governing entity documents of Seller and its Subsidiaries, as the case may be. Any Indemnified Party wishing to claim indemnification under this Section 6.8(b), upon learning of any Claim, shall notify Buyer (but the failure so to notify Buyer shall not relieve it from any liability which it may have under this Section 6.8 (b) except to the extent such failure prejudices Buyer and shall deliver to Buyer the undertaking, if any, required by Regulatory Authorities or applicable law to receive the advance of expenses relating to such Claim. Buyer agrees, to the extent permitted by Regulatory Authorities and applicable law, that all limitations of liability existing in favor of each Indemnified Party as a director or officer of Seller or any of its Subsidiaries as provided in the articles of incorporation, by-laws or other governing entity documents of Seller and its Subsidiaries (as the case may be), as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), shall survive the Merger.

          (c)  In connection with the indemnification provided pursuant to Section 6.8(b), Buyer and its Subsidiaries (i) will advance expenses, promptly after statements therefor are received, to each such Indemnified Party to the fullest extent permitted by law but subject to any limitations imposed by Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.

          (d)  This Section 6.8 shall survive the Effective Time, is intended to benefit each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.

          (e)  In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations of Buyer set forth in this Section 6.8.

          (f)    Buyer shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.8 if the Indemnified Party is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

        6.9    Benefit Plans.

          (a)  Except as otherwise provided in this Agreement, at the Effective Time, Buyer or one of its Subsidiaries shall be substituted for Seller or a Seller Subsidiary under the Seller Employee Plans as Previously Disclosed and in effect immediately prior to the Effective Time and Buyer or one of its Subsidiaries shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Seller or the applicable Seller Subsidiary with respect to each such Seller Employee Plan. To the extent permitted thereunder, each such Seller Employee Plan shall be continued in effect by Buyer or an applicable Buyer Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Buyer and each of its Subsidiaries to subsequently amend or terminate any such Seller Employee Plan, which amendment or termination shall comply with applicable law.

          (b)  At or as promptly as practicable after the Effective Time as Buyer shall reasonably determine, Buyer shall provide, or cause a Buyer Subsidiary to provide, to each continuing full time employee of Seller and its wholly-owned Subsidiaries (the "Continuing Employees") the opportunity to participate in each employee benefit and welfare plan maintained by Buyer or a Buyer Subsidiary, whichever is applicable, which is generally available to its full time employees on a uniform and non-discriminatory basis, provided that with respect to such plans maintained by Buyer or a Buyer Subsidiary, whichever is applicable, Continuing Employees shall be given credit for their past service with Seller or a Seller Subsidiary in determining eligibility for participation and vesting in benefits thereunder, and only with respect to severance and vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of Buyer or any applicable Buyer Subsidiary to the extent that such periods are longer than the periods imposed under the applicable Seller group health plan and Buyer shall use its reasonable efforts to cause its health insurance carrier to cover pre-existing conditions that were previously covered for a Continuing Employee under the Seller health plan. To the extent that the initial period of coverage for Continuing Employees under any plan of Buyer or a Buyer Subsidiary, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Seller welfare plan during the balance of such 12-month period of coverage. Nothing contained herein shall obligate Buyer or any Buyer Subsidiary to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan continued pursuant to Section 6.9(a), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by Seller or an Seller Subsidiary. Nothing herein shall alter the power of Buyer or any Buyer Subsidiary to amend or terminate any benefit or welfare plans of Buyer, Seller or their respective Subsidiaries. Moreover, this subsection 6.9(b) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Buyer or any Buyer Subsidiary.

          (c)  Until the Effective Time, Seller or a Seller Subsidiary, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") and 215 ILCS 5/367.2 with respect to qualified beneficiaries of Seller or a Seller Subsidiary, whichever is applicable, who incur a qualifying event before the Effective Time. Buyer or a Buyer Subsidiary, whichever is applicable, shall be liable for

  (i) all obligations for continued health coverage under COBRA and 215 ILCS 5/367.2 with respect to each qualified beneficiary who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA and 215 ILCS 5/367.2 from and after the Effective Time for each Seller qualified beneficiary who incurs a qualifying event before the Effective Time.

          (d)  After the Effective Time, Buyer shall cause Seller, Seller Bank or their respective successors, whichever the case may be, to pay to the employees of Seller and its Subsidiaries all accrued bonuses for the calendar year 2002, not previously paid, no later than seventy-five days after the close of the calendar 2002 tax year of Seller as an "S" corporation, notwithstanding any termination of employment of such employees at or after the Effective Time.

        6.10    Change in Control Agreements; Employment Agreement; and Deferred Compensation Plans.    Upon consummation of the Cash-Out Merger, Seller Bank shall continue to honor its obligations under the Change in Control Agreements. Upon consummation of the Bank Merger, Buyer shall cause Buyer Bank to assume and honor all obligations of Seller Bank then existing under the Change in Control Agreements. Seller covenants that the maximum amounts to be paid under the Change in Control Agreements shall not exceed the specific amounts Previously Disclosed, in each case prior to withholding of income, employment, social security and medicare taxes. Upon consummation of the Cash-Out Merger Buyer shall assume the obligations of Seller under, and upon consummation of the Bank Merger. Buyer shall cause Buyer Bank to assume the obligations of Seller Bank under, the Employment Agreement unless Buyer and/or Buyer Bank enters into a new employment with Dan R. Ward which replaces and supercedes the Employment Agreement as of the consummation of the Cash-Out Merger. Seller shall cause the Deferred Compensation Plans to be terminated as of the Closing Date. Buyer shall cause the account balances of all active participants in the Deferred Compensation Plans to be distributed in full in a single lump sum payment within two business days after the Closing Date, subject to any required tax withholding. Seller covenants that neither it nor any of its Subsidiaries currently makes any contributions or expense accruals with respect to the Deferred Compensation Plans other than pursuant to the terms of such Deferred Compensation Plans, which expense accruals shall continue in accordance with the terms of such Plans until terminated as provided herein. Seller further covenants that the amount to be accrued as expenses with respect to the Seller Bank Deferred Compensation Plans (other than the Seller Bank Director Fee Deferral Agreement and the Seller Director Fee Deferral Agreement) during calendar year 2002 on behalf of the participants shall not exceed $50,000 in the aggregate and no expense accrual will be made under such Plan on behalf of Dan R. Ward for calendar year 2002.

        6.11    Litigation Matters.    Seller will consult with Buyer about any proposed settlement, or any disposition of, any material litigation affecting Seller or any of its Subsidiaries.

        6.12    Conforming Entries.

          (a)  Seller recognizes that Buyer and its Subsidiaries may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law, from and after the date hereof Seller shall consult and cooperate with Buyer with respect to conforming the loan and accounting policies and practices of Seller and its Subsidiaries to those policies of Buyer and its Subsidiaries for financial accounting and/or income Tax reporting purposes, as specified in each case in writing from Buyer to Seller, based upon such consultation and subject to the conditions in Section 6.12(c) provided that Seller and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

          (b)  Subject to applicable law, Seller shall consult and cooperate with Buyer with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 6.12(c), the amount and the timing for recognizing for financial accounting and/or income Tax reporting purposes of Seller's and Seller Bank's expenses of the Merger provided that Seller and its Subsidiaries shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

          (c)  Subject to applicable law, Seller and its Subsidiaries shall (i) make such conforming entries to conform the loan and accounting policies of Seller and its Subsidiaries to the policies of Buyer and its Subsidiaries and (ii) recognize the Seller's expenses of the Merger, for financial accounting and/or income Tax reporting purposes at such times as are reasonably requested by Buyer, but in no event prior to the last day of the calendar month next preceding the Closing Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, Buyer shall certify to Seller that all conditions to Buyer's and Merger Sub's obligations to effect the transactions contemplated in this Agreement as set forth in Sections 7.1 and 7.3 hereof (subject to the receipt of the Seller's officer certificate pursuant to Section 7.3(f)) have been satisfied or waived; and provided, further, that, notwithstanding any other provision of this Section 6.12, Seller and its Subsidiaries shall not be required to take any action pursuant to this Section 6.12 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory reporting requirements or guidance, whichever is applicable.

          (d)  No conforming entries or accruals or charges or expenses recognized at the written request of Buyer in accordance with this Section 6.12 may be a basis to assert a violation or a breach of a representation, warranty or covenant of Seller herein.

        6.13    Integration.    During the period from the date hereof to the Effective Time, Seller shall cause Seller Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause Seller Bank's third party providers to, cooperate and assist Buyer Bank in connection with Buyer Bank's planned or proposed integration of Seller Bank's products and services, personnel, departments, data and electronic processing, and employee benefits with those of Buyer Bank. In furtherance of the foregoing, Seller shall cause the appropriate officers and key employees of Seller Bank to meet on a regular basis (subject to availability for vacations and other absences and not more often than weekly) with officers and key employees of Buyer Bank relating to and the implementation of the foregoing, and Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer Bank to train Seller Bank employees. Nothing herein is intended to impose any obligation on Seller Bank to change its existing relationships with third party providers or to alter the terms of existing contracts or commitments with such third party providers.

        6.14    Notification of Certain Matters.    Each of Seller and Buyer shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

        6.15    Failure to Fulfill Conditions.    In the event that either of Buyer or Seller determines that a condition to its respective obligations to consummate the transactions contemplated is reasonably likely not to be fulfilled, then it shall promptly notify the other of the same. Buyer or Seller will promptly inform the other of any facts applicable to it or any of its Subsidiaries that would reasonably likely prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of any of the transactions contemplated by this Agreement, other than with respect to the Holding Company Merger or the Bank Merger.

        6.16    Tax Distribution Overpayment.    Seller shall cause Seller Accountant to prepare a detailed written calculation of its determination of the Tax Distribution Overpayment and deliver a copy thereof to Seller and Buyer at least five business days prior to the Closing Date. The written determination of the Tax Distribution Overpayment by Seller's Accountant shall be deemed to have been approved by Buyer, unless the Chief Executive Officer of Buyer delivers to Seller a written objection ("Tax Distribution Overpayment Objection Notice") within five (5) days after Buyer's receipt of the written determination of Seller's Accountant, which Tax Distribution Overpayment Objection Notice shall set forth in detail Buyer's objections and reasons therefor. The Parties shall attempt to resolve the objections within three (3) business days thereafter and reduce their resolution of the Tax Distribution Overpayment to writing (the "Tax Distribution Overpayment Agreed Upon Resolution"). If the Parties do not timely execute a Tax Distribution Overpayment Agreed Upon Resolution then each of them shall, within five (5) days thereafter, submit their respective positions and arguments in support thereof in writing to Ernst & Young, Chicago, Illinois office (the "Third Party Accountant"). The Third Party Accountant shall, within five (5) business days thereafter and without any opportunity for oral arguments or presentations to be made by the Parties, deliver to the Parties its written determination of the Tax Distribution Overpayment (the "Third Party Accountant's Determination of the Tax Distribution Overpayment"). The written determination of the Tax Distribution Overpayment by Seller's Accountant that is not subject to a Tax Distribution Overpayment Objection Notice, the Tax Distribution Overpayment Agreed Upon Resolution or the Third Party Accountant's Determination of the Tax Distribution Overpayment, whichever is applicable, shall be binding and conclusive upon the Parties relating to the determination of the Tax Distribution Overpayment. Time is of the essence for the resolution process set forth in this Section 6.16.

        6.17    No Tax Election.    Neither Buyer nor Merger Sub shall make any election under the Code with respect to the Merger or any part thereof, which could adversely affect Seller or the Persons who prior to the Effective Time constitute its stockholders (for tax purposes), without the prior written approval or consent of those Persons who are the owners of a majority of the outstanding Seller Common Stock immediately prior to the Effective Time. Seller, however, acknowledges that consummation of the Cash-Out Merger will result in a termination of the "S" corporation status of Seller, and Buyer has not made and does not make any representation, warranty or covenant to Seller relating to the tax consequences of such termination to the stockholders of Seller.

        6.18    Post-Closing Tax Distribution.    Buyer shall make a pro-rata cash distribution of the Post-Closing Tax Distribution to the former stockholders of Seller, as an adjustment to the Per Share Merger Consideration, based upon their respective ownership of Seller Common Stock during the applicable tax period(s), within ten days after the date of the filing of Seller's final "S" corporation federal income Tax Return for the year ended as of the close of business on the day next preceding the Effective Time; provided, however, that payment of the Post-Closing Tax Distribution shall in all events be made no later than nine (9) months after the Effective Time.

        6.19    Additional Tax Distributions.    After the Effective Time, Buyer shall pay to the former stockholders of Seller who were stockholders of Seller prior to the Effective Time additional distributions, as an adjustment to the Per Share Merger Consideration, in an amount equal to any increased Tax liability (net of any decrease in Tax liability applicable to, or Tax refund received by, such former stockholders after the Effective Time and which was not taken into account in determining any tax distribution under Section 16 of the Stock Restriction Agreement, the Post-Closing Tax Distribution or any prior distribution under this Section 6.19) of such former stockholders for all periods ending on or before the close of business on the day next preceding the Effective Time resulting from any change or adjustment made by any Taxing Authority or by Buyer, Seller or any of Buyer's affiliates pursuant to Section 6.22 to the income Tax Returns of Seller for all periods ending on or before the close of business on the day next preceding the Effective Time, whether as a result of a tax audit, amended Tax Return or otherwise, if such adjustment is made after the Effective Time. The foregoing, however, shall not apply to (a) any interest or penalties or (b) any increased Tax liability arising by virtue of the termination of the "S" corporation status of Seller. Payments under this Section 6.19 shall be made, to the extent practicable, in a timely manner to allow such increased Tax liability to be paid by such former stockholders when due, but in no event later than fifteen days after a determination that requires such former stockholders to pay such Tax liability.

        6.20    Consistent Treatment.    Buyer shall, and shall cause its Affiliates to, file all Tax Returns and to take positions in all Tax proceedings in a manner consistent with the treatment of the Merger as a sale of the shares of Seller by the stockholders to Buyer, and not as a sale of any assets of Seller or Seller Bank. Buyer and its Affiliates shall not make any election under Code Section 338 in respect of the purchase of the shares of Seller Common Stock.

        6.21    Tax Returns.    (a) Buyer shall cause Crowe Chizek to prepare and Seller shall file, in a timely manner, all original income Tax Returns for Seller for all periods beginning on January 1, 2002 and ending on or before the close of business on the day next preceding the Effective Time in a manner consistent with prior practice subject to compliance with provisions of Section 6.12 hereof. Buyer shall permit the Stockholders Representative to review at least ten (10) days prior to the filing date and approve each such income Tax Return, which approval shall not be unreasonably withheld or delayed. Buyer shall promptly pay or cause to be paid to the former stockholders of Seller who were stockholders of Seller prior to the Effective Time all refunds of Taxes received by Buyer, any Affiliate of Buyer or Seller attributed to Taxes on Taxable Income of Seller paid by such former stockholders of Seller with respect to any Tax period or portions thereof ending on or before the close of business on the day next preceding the Effective Time (a "Pre-Closing Tax Period").

          (b)  Upon approval of this Agreement by the stockholders of Seller, the Stockholders Representative will be authorized and empowered on and after the Effective Time to take all actions contemplated under this Section 6.21 and Section 6.22 below and no Stockholders Representative shall have any liability or obligation to any stockholder of Seller with respect to any actions or omissions in connection therewith.

        6.22    Buyer Activities.    Buyer agrees that it will not, and will not cause or permit Seller or Buyer's Affiliates to (i) voluntarily take any action on or after the Effective Time, that would increase any Tax liability of, or otherwise adversely affect, any stockholder or former stockholder of Seller in respect of any Pre-Closing Tax Period or (ii) voluntarily amend any Tax Return of Seller in respect of any Pre-Closing Tax Period, unless Buyer has received written advice from its outside accountants (which shall not be Seller Accountant or the Third Party Accountant) that such action or amendment is required to comply with the Code or other applicable income Tax laws or regulations, which written advice shall specify the reasons therefor citing authority for the position(s) taken. Buyer shall provide the Stockholders Representative with a copy of any such written advice. Buyer shall be permitted to act upon the written advice received from its outside accountants, unless the Stockholders Representative delivers to Buyer a written objection ("Objection Notice") within fifteen (15) days after the Stockholder's Representative's receipt of a copy of the written advice from Buyer's outside accountants, which Objection Notice shall set forth in detail the Stockholders Representative's objections and reason therefor. Buyer and the Stockholders Representative shall attempt to resolve the objections within ten (10) business days thereafter and reduce their resolution to writing (the "Agreed Upon Resolution"). If Buyer and the Stockholders Representative do not timely execute an Agreed Upon Resolution then each of them shall, within fifteen (15) business days thereafter, submit their respective positions and arguments in support thereof, in writing to the Third Party Accountant. The Third Party Accountant shall, within ten (10) business days thereafter and without any opportunity for any oral argument or presentations to be made by Buyer or the Stockholders Representatives, deliver to Buyer and the Stockholders Representative its written determination (the "Third Party Accountant's Determination") as to whether the proposed action or amendment is required to be taken to comply with the Code or other applicable income Tax laws or regulations. The fees and expenses of the Third Party Accountant shall be borne equally by Buyer and the Stockholders Representative. The written advice of Buyer's outside accountants (in the form delivered to the Stockholders Representative as provided above) that is not subject to an Objection Notice, the Agreed Upon Resolution or the Third Party Accountant's Determination, whichever is applicable, shall be binding and conclusive upon Buyer, the Stockholders' Representative and the former stockholders of Seller relating to the subject matter thereof. In connection with any dispute or resolution process relating to the subject matter of this Section 6.22, the Stockholders Representative may, at his election and expense, use the services of Seller Accountant or any other tax accountant with the exception of Buyer's outside accountants and the Third Party Accountant. Time is of the essence for the resolution process set forth in this Section 6.22. Notwithstanding foregoing, nothing herein shall permit Buyer to violate the provisions of Section 6.20 hereof.

        6.23    Matters Concerning Governmental Entity Approvals.    From and after the date hereof and until the Effective Time, Buyer will, and will cause Merger Sub to: (a) comply, in all material respects, with all applicable Federal, state and local statutes, regulations, ordinances and rules, insofar as failure to comply therewith could reasonably be expected to affect adversely the prospects for receiving any Governmental Entity approval required to be obtained in connection with the Merger; and (b) not take any voluntary action which may be reasonably expected to affect adversely the prospects for receiving any such Governmental Entity approval.

        6.24    First Amendment and Termination Agreement.    Buyer and Merger Sub hereby consent to and approve in all respects the entering into by Seller with the other parties identified therein of a First Amendment and Termination Agreement (in substantially the form Previously Disclosed), with respect to the original Stock Restriction Agreement dated as of July 22, 1997 among Seller, its stockholders of record and certain others, and Seller's execution, delivery and performance of such First Amendment and Termination Agreement shall in no event be deemed to violate or conflict with any provision of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions Precedent—All Parties.    The obligations of the Parties to effect the Cash-Out Merger shall be subject to satisfaction of the following conditions at or prior to the Closing.

          (a)  The approval of this Agreement by the vote of the holders of a majority of the outstanding Seller Common Stock.

          (b)  All approvals and consents of, filings with and notifications to, all Governmental Entities, which are required for the completion of the Merger, shall have been received or made and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired; provided, however, that no required approval or consent of any Governmental Entity shall be deemed to have been received if it shall include any conditions or requirements (not currently applicable to Seller or its Subsidiaries) that, in the aggregate, would materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer.

          (c)  None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered,

  promulgated or enforced by any Governmental Entity which prohibits, prevents or makes illegal completion of the Merger.

          (d)  No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger shall be pending or threatened.

        7.2    Conditions Precedent—Seller.    The obligations of Seller to effect the Cash-Out Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Seller pursuant to Section 8.4 hereof.

          (a)  The representations and warranties of Buyer set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and in all material respects as of the Closing as though made anew as of the Closing, unless the representation and warranty specifically relates to an earlier date; provided Buyer shall be granted a 30 day grace period to cure any inaccuracy in its representations and warranties.

          (b)  Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement at or prior to the Closing; provided Buyer shall be granted a 30 day grace period to cure any nonperformance or noncompliance.

          (c)  Seller shall have received a written opinion from Seller Accountant, dated on or about the date that is two business days prior to the date when Seller mails the Proxy Statement to its stockholders, in form and substance satisfactory to Seller for the benefit of Seller and its stockholders to the effect that (i) the Cash-Out Merger will be treated for federal income tax purposes as the sale of stock by the Seller's stockholders, (ii) the Cash-Out Merger will not cause Seller to recognize any income or gain under Section 1374 of the Code and (iii) other than Taxes on the gain from the sale referred to in clause (i), the Merger will not result in any adverse tax consequences to the stockholders of Seller. Such opinion shall take into consideration the consummation of the Holding Company Merger and the Bank Merger. Such opinion shall have been delivered and shall not have been withdrawn or modified in any material respect.

          (d)  Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

        7.3    Conditions Precedent—Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to effect the Cash-Out Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Buyer pursuant to Section 8.4 hereof.

          (a)  The representations and warranties of Seller set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and in all material respects as of the Closing as though made anew as of the Closing, unless the representation and warranty specifically relates to an earlier date, provided Seller shall be granted a 30 day grace period to cure any inaccuracy in its representations and warranties.

          (b)  Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement at or prior to the Closing, provided Seller shall be granted a 30 day grace period to cure any nonperformance or noncompliance.

          (c)  Seller shall have obtained the written consent (without payment of any fee, penalty or compensation therefor) from each Person who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation Previously Disclosed pursuant to Section 4.5(b).

          (d)  Written demands for payment under Section 11.70(a) of the IBCA relate, in the aggregate, to less than 7% of the outstanding Seller Common Stock.

          (e)  The consolidated stockholders' equity of Seller calculated in accordance with GAAP as of the close of business on the last day of the month next preceding the Effective Time (prior to taking any deductions, charges and expenses under Section 6.12 hereof but after deducting all dividend and distribution payments made (or to be made with respect to the period ending on the last day of the month next preceding the Effective Time or declared by the board of directors of Seller but not yet paid) to the stockholders of Seller, but excluding any distribution to be made pursuant to Section 6.19)), shall be equal to or greater than $65 million after adding back the amount of the Tax Distribution Overpayment.

          (f)    Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(e) have been satisfied.

          (g)  Seller shall have tendered to Buyer the written resignations of (i) its officers and directors, other than Dan R. Ward, (ii) the directors of Seller Bank other than Dan R. Ward who shall remain as a Vice-Chairman, and (iii) Charles E. Waterman and Jeffrey S. Waterman as officers of Seller Bank and as officers or directors of the other of Seller's Subsidiaries, which resignations shall be effective at the Effective Time.

          (h)  The transactions contemplated by the Airplane Sale Agreement shall have been consummated pursuant to the terms thereof or upon such other terms approved in writing by Buyer.

ARTICLE VIII
TERMINATION, WAIVER AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

          (a)  by the mutual consent in writing of Buyer (acting on behalf of itself and Merger Sub) and Seller by action of their respective Boards of Directors;

          (b)  by Buyer (acting on behalf of itself and Merger Sub) in writing (based upon action taken by its Board of Directors) if Seller has, or by Seller in writing (based upon action of its Board of Directors) if Buyer has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

          (c)  by either Buyer (acting on behalf of itself and Merger Sub) or Seller in writing (in either case based upon action of its Board of Directors), (i) if any application for prior approval of a Governmental Entity which is necessary to consummate any of the transactions contemplated by this Agreement is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 8.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Merger;

          (d)  by either Buyer (acting on behalf of itself and Merger Sub) or Seller in writing, if the stockholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof);

          (e)  by Buyer (acting on behalf of itself and Merger Sub) in writing(based upon action of its Board of Directors) if (i) the Board of Directors of Seller fails to recommend approval of this Agreement to Seller's stockholders or Seller's Board of Directors withdraws such favorable recommendation or changes, alters or modifies such favorable recommendation in a manner adverse to Buyer or (ii) the stockholders of Seller fail to vote on this Agreement at a duly convened meeting of the stockholders of Seller held prior to April 15, 2003 unless such vote has been prevented by any injunction or other order or decree entered or enforced by any Governmental Entity;

          (f)    by Seller in writing (based upon action of its Board of Directors), after the receipt of an Alternative Proposal, for the purpose of permitting Seller to enter into an agreement with a third party with respect to such Alternative Proposal; provided, that the Board of Directors of Seller, after having consulted with and considered the advice of outside counsel, has determined by a majority vote of its entire membership that such action could reasonably be expected to be required under applicable law to satisfy its fiduciary duties to the stockholders of Seller; or

          (g)  by either Buyer (acting on behalf of itself and Merger Sub) or Seller in writing (based upon action of its Board of Directors) if the Effective Time has not occurred by the close of business on April 30, 2003, provided that a Party which is then in willful material breach of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder.

        8.2    Effect of Termination.    In the event that this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 6.4(b), to expenses set forth in Section 9.1, to the break-up fee set forth in Section 8.6, to relief under Section 8.7, and this Section 8.2, shall survive any such termination.

        8.3    Non-Survival.    None of the representations, warranties, agreements and covenants contained in this Agreement, and in any certificate or other document delivered pursuant to this Agreement (other than the Articles of Merger), shall survive the Effective Time other than agreements and covenants contained in this Agreement which by their expressed terms are to be performed after the Effective Time, including those contained in Sections 2.1, 6.8, 6.9, 6.10, and 6.17 through 6.22.

        8.4    Waiver.    Buyer (acting on behalf of itself and Merger Sub) or Seller by written instrument approved by its Board of Directors and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the stockholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 8.5 hereof executed after the stockholders of Seller have approved this Agreement, shall not modify either the amount or form of the Per Share Merger Consideration or otherwise materially adversely affect such stockholders without the approval of the stockholders to the extent required by applicable Illinois law.

        8.5    Amendment or Supplement.    This Agreement may be amended or supplemented at any time by mutual written agreement of Buyer (acting on behalf of itself and Merger Sub) and Seller, subject to the proviso in Section 8.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of Buyer and Seller.

        8.6    Break-Up Fee.    Buyer (on behalf of itself and Merger Sub) shall be entitled to a one time payment of $3,500,000 in cash from Seller, as an agreed upon break-up fee and not as a penalty and as the sole and exclusive remedy of Buyer and Merger Sub against Seller and all parties to the Voting Agreements, payable on demand in immediately available funds, upon the occurrence of any of the following:

          (a)  a termination of this Agreement pursuant to Section 8.1(d) if the failure of the Sellers' stockholders to approve this Agreement results from one or more stockholders of Seller who are parties to a Voting Agreement violating any of the terms thereof;

          (b)  a termination of this Agreement by Buyer pursuant to Section 8.1(e); or

          (c)  a termination of this Agreement by Seller pursuant to Section 8.1(f).

        8.7    Relief for Willful Breach; Specific Performance.

          (a)  In the event that this Agreement is terminated pursuant to Section 8.1(b) on account of the willful material breach by a Party, then the non-breaching Party shall be entitled to such remedies and relief against the breaching Party as are available at law or in equity (with all remedies being cumulative).

          (b)  The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach.

ARTICLE IX
MISCELLANEOUS

        9.1    Expenses.    Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its accountants and counsel.

        9.2    Entire Agreement.    This Agreement contains the entire agreement among the Parties with respect to the Cash-Out Merger and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities, except Sections 2.1, 6.8, 6.9, 6.10 and 6.17 through 6.22 are intended to benefit the Seller's stockholders and other Persons referred to therein.

        9.3    No Assignment.    None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

        9.4    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

        If to Buyer or Merger Sub:

    MB Financial, Inc.
    1200 North Ashland Avenue
    Chicago, IL 60622
    Attention: Mitchell Feiger, President and Chief Executive Officer
    Fax No.: (773) 278-0092

        With a copy to:

    Silver, Freedman & Taff, L.L.P.
    1700 Wisconsin Avenue, N.W.
    Washington, DC 20007
    Attention: Barry Taff
    Fax No.: (202) 337-5502

        If to Seller:

    South Holland Bancorp, Inc.
    16178 South Park Avenue
    South Holland, IL 60473
    Attention: Charles E. Waterman, Chairman and Chief Executive Officer
    Fax No.: (708) 210-5949

        With a copy to:

    Chapman and Cutler
    111 West Monroe Street
    Chicago, IL 60603
    Attention: Charles S. Hughes
    Fax No.: (312) 701-2361

        If to the Stockholders Representative:

    Charles E. Waterman
    1360 Wood Duck Trail
    Naples, FL 34108
    Fax No.: (239) 594-5168

        With a copy to:

    Chapman and Cutler
    111 West Monroe Street
    Chicago, IL 60603
    Attention: Charles S. Hughes
    Fax No.: (312) 701-2361

    and

    Crowe, Chizek and Company LLP
    One Mid America Plaza
    P.O. Box 3697
    Oak Brook, IL 60522-3697
    Attention: David Silagi
    Fax No.: (630) 574-1617

        9.5    Interpretation.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        9.6    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        9.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and entirely to be performed within such jurisdiction.

        9.8    Severability.    Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

[Remainder of Page Intentionally Left Blank]

        The Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BUYER:
MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER Authorized Officer
MERGER SUB:
MB FINANCIAL ACQUISITION CORP II
By:	/s/ JILL E. YORK Authorized Officer
SELLER:
SOUTH HOLLAND BANCORP, INC.
By:	/s/ CHARLES WATERMAN Authorized Officer

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  Exhibit 2
AGREEMENT AND PLAN OF MERGER dated as of November 1, 2002 by and among MB FINANCIAL, INC. MB FINANCIAL ACQUISITION CORP II and SOUTH HOLLAND BANCORP, INC.
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
R E C I T A L S
ARTICLE I DEFINITIONS
ARTICLE II MERGER
ARTICLE III ACTIONS PENDING TRANSACTION
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION, WAIVER AND AMENDMENT
ARTICLE IX MISCELLANEOUS